Shattuck Labs Reports First Quarter 2025 Financial Results and Recent Business Highlights
–Company advances SL-325 program with an IND filing expected in the third quarter of 2025 –
–Cash balance of approximately $60.9 million as of March 31, 2025, expected to fund operations into 2027 –
AUSTIN, TX and DURHAM, NC, May 01, 2025 – Shattuck Labs, Inc. (Shattuck) (NASDAQ: STTK), a biotechnology company pioneering the development of novel therapeutics targeting tumor necrosis factor (TNF) superfamily receptors for the treatment of patients with inflammatory and immune-mediated diseases, today reported financial results for the first quarter ended March 31, 2025 and provided recent business highlights.
“All IND-enabling activities and regulatory interactions remain on-track to initiate the Phase 1 clinical trial for SL-325 in the third quarter of this year. We believe SL-325 is fundamentally differentiated in its approach to targeting the clinically validated DR3/TL1A pathway and could potentially provide best-in-class clinical remission rates for IBD patients,” said Taylor Schreiber, M.D., Ph.D., Chief Executive Officer of Shattuck. “Spending last quarter continued to come in line with expectations, and wind-down activities associated with the discontinued oncology programs have now been substantially completed. We continue to be well-positioned to fund operations into 2027, beyond the results from our Phase 1 clinical trial for SL-325.”
DR3 Program Development in 2025
•Shattuck’s lead product candidate, SL-325, is a potentially first-in-class DR3 antagonist antibody. SL-325 is a DR3 blocking antibody for the treatment of IBD and other inflammatory and immune-mediated diseases.
•IND filing expected in the third quarter of 2025.
•Phase 1 clinical trial will evaluate safety, tolerability, and pharmacokinetics, and determine the recommended Phase 2 dose and dosing schedule of SL-325. First patient in for the SAD portion of the trial expected in the third quarter of 2025.
•Phase 1 enrollment completion expected in the second quarter of 2026.
•Shattuck continues to develop multiple preclinical DR3-based bispecific antibodies, which are designed to inhibit both the DR3/TL1A axis and another biologically relevant target for the treatment of patients with IBD. Shattuck plans to nominate a lead bispecific candidate from its preclinical pipeline in 2025.
First Quarter 2025 Business Highlights and Other Recent Developments
Recent Events
•Shattuck participated in the 24th Annual Needham Virtual Healthcare Conference on April 9, 2025. Taylor Schreiber, M.D., Ph.D., CEO of Shattuck Labs presented at the Conference. Details are on the Events & Presentations section of the Company’s website.
•Shattuck Labs participated in an oral presentation at ECCO in February 2025. Full press release can be found here. Presentation can be found here.
•Preclinical studies of SL-325 in NHP demonstrated a favorable safety profile with no infusion-related reactions observed, no changes in clinical pathology parameters, gross pathology, or histopathology analysis, and a No Observed Adverse Effect Level determined to be 100mg/kg, the top administered dose;

•Full receptor occupancy at 1 mg/kg or greater, durable for >28 days, no Treg expansion or activation of CD3 T cells observed; and
•Differentiation from TL1A blocking monoclonal antibodies may yield a distinct profile for bispecific antibody development. Notably, by targeting DR3, immune complex formation and stabilization of TL1A is not expected with SL-325, which may improve the immunogenicity profile as compared to TL1A targeting agents and allow for the development of DR3-based bispecific antibodies. Durable blockade of constitutively expressed DR3 may translate to higher complete remission rates.
•Shattuck Labs presented a poster at the 2025 Crohn’s & Colitis Foundation Congress in February. Poster can be found here.
•Data from in vitro preclinical development and characterization of SL-325 were presented.
•SL-325 is a fully Fc-silenced humanized immunoglobulin G monoclonal antibody that demonstrated high affinity binding to human DR3 and potent antagonistic properties with no evidence of residual agonism.
Upcoming Events
•Shattuck Labs to present at the PEGS Boston Summit on May 12, 2025. Taylor Schreiber, M.D., Ph.D., CEO of Shattuck Labs, will present on SL-325 in the Advances in Immunotherapy section of the conference. Details of the presentation will be on the Events & Presentations section of the Company’s website after the conclusion of the live event.

•Shattuck Labs to participate in the Leerink Partners Therapeutics Forum: I&I and Metabolism on July 8-9, 2025. Company management will participate in scheduled one-on-one investor meetings.

First Quarter 2025 Financial Results
•Cash and Cash Equivalents and Investments: As of March 31, 2025, cash and cash equivalents and investments were $60.9 million, as compared to $114.6 million as of March 31, 2024.
•Research and Development (R&D) Expenses: R&D expenses were $9.9 million for the quarter ended March 31, 2025, as compared to $16.3 million for the quarter ended March 31, 2024.
•General and Administrative (G&A) Expenses: G&A expenses were $4.5 million for the quarter ended March 31, 2025, as compared to $4.9 million for the quarter ended March 31, 2024.
•Net Loss: Net loss was $13.7 million for the quarter ended March 31, 2025, or $0.27 per basic and diluted share, as compared to a net loss of $18.5 million for the quarter ended March 31, 2024, or $0.37 per basic and diluted share.
Financial Guidance
As of March 31, 2025, cash and cash equivalents were approximately $60.9 million. Shattuck’s current cash and cash equivalents are expected to fund operations into 2027. This cash runway guidance is based on the Company’s current operational plans and excludes any additional capital that may be received, proceeds from business development transactions, and/or additional costs associated with clinical development activities that may be undertaken.
About SL-325
SL-325 is a potential first-in-class Death Receptor 3 (DR3) blocking antibody designed to achieve a complete and durable blockade of the clinically validated DR3/TL1A pathway. Shattuck’s preclinical studies demonstrate high affinity binding and superior activity over TL1A antibodies, and offer a data-driven rationale for targeting the TNF receptor, DR3, versus its ligand, TL1A. SL-325 has completed a GLP toxicology study in non-human primates, with an IND filing expected in the third quarter of 2025.

About Shattuck Labs, Inc.
Shattuck Labs, Inc. (Nasdaq: STTK) is a biotechnology company specializing in the development of potential treatments for inflammatory and immune-mediated diseases. The Company is developing a potentially first-in-class antibody for the treatment of inflammatory bowel disease (IBD) and other inflammatory and immune-mediated diseases. Shattuck’s expertise in protein engineering and the development of novel TNF receptor therapeutics come together in its lead program, SL-325, a potentially first-in-class DR3 antagonist antibody designed to achieve a more complete blockade of the clinically validated DR3/TL1A pathway. The Company has offices in both Austin, Texas and Durham, North Carolina. For more information, please visit: www.ShattuckLabs.com.
Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, our expectations regarding: plans for our preclinical studies, clinical trials and research and development programs, particularly with respect to SL-325; the anticipated timing of any regulatory filings for SL-325; the expected initiation and trial design of, and timing of enrollment in, our expected Phase 1 and Phase 2 clinical trial of SL-325; the clinical benefit, safety and tolerability of SL-325; anticipated development of additional preclinical pipeline candidates the timing of nomination of a lead bispecific antibody candidate; and expectations regarding the time period over which our capital resources will be sufficient to fund our anticipated operations. Words such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “develop,” “plan” or the negative of these terms, and similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While we believe these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties (including, without limitation, those set forth in our filings with the U.S. Securities and Exchange Commission (SEC)), many of which are beyond our control and subject to change. Actual results could be materially different. Risks and uncertainties include: global macroeconomic conditions and related volatility, expectations regarding the initiation, progress, and expected results of our preclinical studies, clinical trials and research and development programs; expectations regarding the timing, completion and outcome of our preclinical studies and clinical trials; the unpredictable relationship between preclinical study results and clinical study results; the timing or likelihood of regulatory filings and approvals; our expectations regarding the overall benefit of the strategic prioritization of our pipeline; liquidity and capital resources; and other risks and uncertainties identified in our Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent disclosure documents filed with the SEC. We claim the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We expressly disclaim any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.
The Company intends to use the investor relations portion of its website as a means of disclosing material non-public information and for complying with disclosure obligations under Regulation FD.
Investor & Media Contact:
Conor Richardson
Vice President of Investor Relations
Shattuck Labs, Inc.
InvestorRelations@shattucklabs.com

FINANCIAL INFORMATION
SHATTUCK LABS, INC.
BALANCE SHEETS
(In thousands)

	March 31, 2025 (unaudited)	December 31, 2024

ASSETS
Current assets:
Cash and cash equivalents	$60,898	$57,387
Investments	—	15,600
Prepaid expenses and other current assets	5,505	6,228
Total current assets	66,403	79,215
Property and equipment, net	8,876	9,812
Other assets	1,888	2,022
Total assets	$77,167	$91,049

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$1,533	$2,419
Accrued expenses	5,782	6,498
Total current liabilities	7,315	8,917
Non-current operating lease liabilities	2,266	2,506
Total liabilities	9,581	11,423
Commitments and contingencies (Note 5)
Stockholders' equity:
Common stock	5	5
Additional paid in capital	463,003	461,339
Accumulated other comprehensive income	—	2
Accumulated deficit	(395,422)	(381,720)
Total stockholders' equity	67,586	79,626
Total liabilities and stockholders' equity	$77,167	$91,049

SHATTUCK LABS, INC.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2025	2024
Collaboration revenue	$—	$1,115
Operating expenses:
Research and development	9,919	16,264
General and administrative	4,470	4,895
Expense from operations	14,389	21,159
Loss from operations	(14,389)	(20,044)
Other income	687	1,540
Net loss	$(13,702)	$(18,504)
Unrealized loss on investments	(2)	(18)
Comprehensive loss	$(13,704)	$(18,522)

Net loss per share – basic and diluted	$(0.27)	$(0.37)
Weighted-average shares outstanding – basic and diluted	50,965,815	50,566,394